Vringo Announces Signing of Letter of Intent to Acquire m-Wise, Inc.

Press Release Source: Vringo, Inc. On Tuesday March 8, 2011, 8:00 am EST

NEW YORK, March 8, 2011 (GLOBE NEWSWIRE) -- Vringo, Inc. (NYSE Amex:VRNG), a provider of video ringtones and personalization solutions for mobile devices, today announced that it has signed a non-binding Letter of Intent ("LOI") to acquire substantially all of the assets of m-Wise, Inc. (OTCBB:MWIS - News).

m-Wise provides a platform used by leading content owners and service providers to manage, deliver and monetize mobile entertainment, content and applications. The m-Wise mobile software as a service (SaaS) platform is used to power over three million daily mobile service transactions world-wide, and m-Wise has performed over one billion mobile transactions in the aggregate since it was founded in March 2000.

m-Wise's platform has been utilized in over 300 applications across more than 50 mobile networks by more than 50 international content and media providers. m-Wise's current customers include leading companies such as Jesta Digital, Thumbplay, Universal Music Group, Digicel and Snackable Media. These m-Wise-enabled applications for content and media partners include content delivery services, ringtones, music, video, games, information services, alerts and advertising and promotions, all of which were developed and delivered from the cloud on a hosted basis.

For the nine months ending September 30, 2010, m-Wise reported sales of $2.1 million, gross profit of $1.2 million and a net loss (including non-cash, stock-based expenses and options accounting) of $0.8 million. Vringo anticipates cost savings and operational synergies from combining m-Wise's business with Vringo's core business. As a result, Vringo believes that the m-Wise acquisition will be cash flow accretive with the potential to reduce Vringo's overall burn rate in the first full year of combined operations.

Under the terms of the LOI, Vringo will issue m-Wise 1.9 million shares of its common stock, provide m-Wise's management with a retention package comprised of options to purchase 500,000 shares of common stock, and assume and pay over a two year period certain of m-Wise's expenses and related costs in the amount of $615,000. Vringo will also issue a five-year promissory note for $320,000 convertible into 200,000 shares of its common stock for certain services provided in connection with the transaction.

"This business combination makes tremendous sense for Vringo," said Jon Medved, Vringo's Chief Executive Officer. "By adding m-Wise's rich back-end server technology to Vringo's proven video application ability, we can generate significant product, customer and cost synergies. We intend to use the m-Wise platform to release multiple new video and other mobile consumer services to our growing family of content and carrier partners. We also expect to acquire revenue and margin contribution as a result of this transaction, which would bring us that much closer to profitability."

Zach Sivan, m-Wise's CEO, commented, "We are excited about the prospects ofjoining with Vringo to provide a rich end-to-end mobile application service platform to an expanded list of customers and directly to consumers. Mobile services are moving to the cloud, and video is the coming tsunami which will drive the entire mobile market. Together with Vringo's creative and market leading video team, we expect to ride this huge wave to our mutual benefit."

The proposed transaction is subject to the satisfactory completion of due diligence by Vringo, the execution of a definitive agreement, regulatory approval, and the approval of both the boards of directors and stockholders of Vringo and m-Wise. Upon the closing of a definitive agreement, Vringo expects to prepare and file with the Securities and Exchange Commission ("SEC") a Registration Statement on Form S-4 covering the shares issued in this transaction. The parties intend to complete the transaction as soon as practicable after receiving all necessary approvals.

Vringo's fully-hosted carrier platform is currently deployed for international partners in six markets with new launches anticipated in the next quarter. Vringo's scalable cloud-based distributed application architecture enables the carrier's subscribers to browse and download mobile videos, set them as video ringtones and instantly share them with friends. In addition to carrier partners such as Orange, Maxis and Etisalat, Vringo has content partnerships with various major content providers including EMI, T-Pain, Tiesto, Muhammad Ali, Turner, Marvel, Discovery Mobile, RTL, Ingrooves and Agence France-Presse.

About m-Wise

Founded in 2000, m-Wise has established itself as a leading international provider of enabling technologies for the mobile entertainment and marketing industries, powering market leaders such as Thumbplay, Fox Mobile Group and Universal Music Group. m-Wise is the developer of the MOMA ("Mobile Originated Message Access") platform, the de facto content management and service delivery platform used on or through more than 50 mobile networks throughout Europe, North and Latin America and Asia.

MOMA is an integrated "one stop shop" for mobile operators, wireless ASPs, content providers, and media producers to deliver end-users with a state-of-the-art mobile experience. MOMA makes it easy not only to manage and deliver content such as entertainment, music, games, and video without specific regard to handset compatibility but also adds real-time end-user capabilities such as voting, mobile marketing, advertising and access to live data.

For more information, visit http://www.m-wise.com/

About Vringo

Founded in 2006, Vringo (NYSE Amex:VRNG) is bringing about the evolution of the ringtone. With its award-winning video ringtone application and mobile software platform, Vringo transforms the basic act of making and receiving mobile phone calls into a highly visual, social experience. By installing Vringo's application, which is compatible with more than 200 handsets, users can create or take video, images and slideshows from virtually anywhere  and make it into their personal call signature. Vringo's patented VringForward(TM) technology allows users to share video clips with friends with a simple call. Vringo has launched its service with various international mobile operators and dozens of content partners and maintains a library of more than 5,000 video ringtones. For more information, visit http://ir.vringo.com.

For more information about how video ringtones work, visit www.vringo.com/p_video_ringtones.htm/.

The Vringo, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8289

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. No assurances can be given that Vringo and m-Wise will consummate this transaction. Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Vringo, Inc.
Jonathan Medved
CEO
Email: jon@vringo.com
Phone: +1 646-525-4319 x 2501
Investor Relations Firm:
Crescendo Communications, LLC
John J. Quirk / David K. Waldman
Email: vrng@crescendo-ir.com
Phone: +1 212-671-1020

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